Exhibit 99.1

PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. FIRST QUARTER NET INCOME INCREASES 11.8% AND REPRESENTS A RECORD QUARTER

QUAKERTOWN, PA (April 24, 2012) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2012 of $2,471,000, or $0.77 per share on a diluted basis. This represents an 11.8% increase compared to net income of $2,211,000, or $0.70 per share on a diluted basis, for the same period in 2011 and a 29.2% increase from fourth quarter 2011 results.

The results for the first quarter of 2012 represent a record quarter for QNB and reflect an increase in non-interest income of $626,000 and a lower provision for credit losses of $350,000. These positive variances were partially offset by a $151,000 reduction in net interest income and a $431,000 increase in non-interest expense.

Net income expressed as an annualized rate of return on average assets and average shareholders’ equity was 1.15% and 14.71%, respectively, for the quarter ended March 31, 2012 compared with 1.11% and 14.72%, respectively, for the quarter ended March 31, 2011.

“We are very pleased to follow our two consecutive years of record earnings, 2011 and 2010, with record earnings performance for the first quarter of 2012.”, stated Thomas J. Bisko, Chief Executive Officer. “While the economy continues to provide challenges with respect to loan growth, credit quality has shown improvement and core deposit growth remains strong. As a result of this performance and our “well capitalized” position we were able to announce a 4.0% increase in our dividend to shareholders during the first quarter of 2012. Our financial performance for the quarter coupled with the dividend increase compare favorably to our peers.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2012 totaled $6,806,000, a slight decrease of $151,000, or 2.2%, over the same period in 2011. When comparing the two quarters, strong growth in deposits and the investment of these deposits into the securities portfolio was offset by a reduction in the net interest margin resulting in lower net interest income. Average earning assets grew by $57,001,000, or 7.3%, when comparing the first quarter of 2012 to the same period in 2011, with average investment securities increasing $49,423,000, or 17.0%. On the funding side, average deposits increased $57,071,000, or 8.2%, with average transaction accounts increasing $71,088,000, or 17.9%. The growth in transaction accounts was broad based across all product lines and all customer types with the largest increases centered in QNB's Online eSavings product and the deposits of several local school districts and municipalities. Offsetting a portion of this growth was a decline in average time deposits of $14,017,000 when comparing the first quarter 2012 with the same period in 2011.

The net interest margin for the first quarter of 2012 was 3.53% compared to 3.89% for the first quarter of 2011 and 3.53% for the fourth quarter of 2011. The historically low interest rate environment of the past few years when combined with the growth in earning assets occurring in the investment portfolio, which generally earn a lower yield than loans, contributed to a decline in the net interest margin. During the beginning of this interest rate cycle, funding costs declined at a faster pace and to a greater degree than rates on earning assets resulting in an increasing net interest margin. However, since the second quarter of 2011 this trend has reversed as funding costs have approached bottom while yields on earning assets continue to reprice lower resulting in a lower net interest margin.

The average rate earned on earning assets declined 59 basis points from 5.00% for the first quarter of 2011 to 4.41% for the first quarter of 2012. When comparing the change in the yield on earning assets between the two first quarter periods, loans and investment securities declined from 5.85% and 3.75%, respectively, for the first quarter of 2011 to 5.37% and 3.20%, respectively, for the first quarter of 2012, a decline of 48 basis points and 55 basis points, respectively.

In comparison, the cost of interest-bearing liabilities declined 27 basis points from 1.27% to 1.00% over the same time periods. The interest rate paid on interest-bearing deposits declined by 26 basis points to 0.91% for the first quarter of 2012 compared to the first quarter of 2011. Time deposits was the greatest contributor with the average rate paid on time deposits declining 32 basis points from 1.73% for the first quarter of 2011 to 1.41% for the first quarter of 2012. The rates paid on the various transaction account types; interest-bearing demand, municipal, money market and savings declined between 12 basis points and 18 basis points when comparing the two quarters. The cost of interest-bearing liabilities should decline in the second quarter of 2012 as $15,000,000 of long-term debt at a rate of 4.75% matured in April and was repaid.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and as a result of a reduction in non-performing loans, lower amounts of loan charge-offs and a reduction in outstanding balances, QNB was able to reduce its provision for loan losses while increasing the balance of the allowance for loan losses and coverage of the allowance for loan losses to total loans and nonperforming loans.

QNB recorded a provision for loan losses of $300,000 in the first quarter of 2012 compared with $650,000 in the first quarter of 2011 and $950,000 in the fourth quarter of 2011. Net loan charge-offs were $85,000, or 0.07% annualized of total average loans, for the first quarter of 2012, compared with $413,000, or 0.35% annualized of total average loans, for the first quarter of 2011 and $576,000, or 0.48% annualized of total average loans, for the fourth quarter of 2011.

QNB's allowance for loan losses of $9,456,000 represents 1.97% of total loans at March 31, 2012 compared to an allowance for loan losses of $9,241,000, or 1.88% of total loans, at December 31, 2011 and $9,192,000, or 1.92% of total loans, at March 31, 2011.

Asset quality continues to slowly improve. Total non-performing assets were $23,234,000 at March 31, 2012 compared with $24,145,000 as of December 31, 2011 and $14,721,000 as of March 31, 2011. Included in this classification are non-performing loans, other real estate owned (OREO) and repossessed assets, and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest and restructured loans were $19,903,000, or 4.15% of total loans, at March 31, 2012 compared with $21,390,000, or 4.36% of total loans, at December 31, 2011 and $13,012,000, or 2.72% of total loans, at March 31, 2011. The increase in non-performing assets during 2011 was primarily the result of several large commercial loan relationships that showed signs of financial difficulty and collateral values that were below the carrying value of the loan. These loans were placed on non-accrual status because it is possible that all principal and interest payments will not be received as expected. Loans on non-accrual status were $17,064,000 at March 31, 2012 compared with $18,597,000 at December 31, 2011 and $10,589,000 at March 31, 2011. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. Of the total amount of non-accrual loans at March 31, 2012, $10,242,000, or 60% of the loans classified as non-accrual, are current or past due less than 30 days at March 31, 2012.

QNB had OREO and other repossessed assets of $1,277,000 as of March 31, 2012 compared with $826,000 at December 31, 2011 and $0 at March 31, 2011. Non-performing pooled trust preferred securities are carried at fair value which was $2,054,000, $1,929,000, and $1,709,000 at March 31, 2012, December 31, 2011 and March 31, 2011, respectively. The increase in the balance of non-performing pooled trust preferred securities reflects an improvement in the fair value of these securities and not the purchase of additional securities.

Non-Interest Income

Total non-interest income was $1,566,000 for the first quarter of 2012, an increase of $626,000 compared with the same period in 2011. Net gains on the sale of investment securities and residential mortgage loans account for $620,000 of this total increase. QNB recorded $389,000 of net gains on the sale of investment securities during the first quarter of 2012 compared to net losses of $43,000 recognized in the first quarter of 2011. Included in the first quarter of 2012 securities gains were $386,000 recorded on the sale of equity securities. With the outstanding performance of the U.S. equity markets in the first quarter of 2012, QNB elected to sell some equity holdings and recognize gains. In the first quarter of 2011, QNB recorded gains of $126,000 on the sale of equity securities and net losses of $169,000 on the sale of lower yielding mortgage-backed and Agency securities.

As a result of historically low mortgage rates the amount of residential mortgage refinancing activity has increased significantly as has the amount of gains recorded on the sale of these mortgages. QNB recorded gains of $227,000 on the sale of mortgages during the first quarter of 2012 compared with $39,000 in the first quarter of 2011.

Non-Interest Expense

Total non-interest expense was $4,851,000 for the first quarter of 2012, an increase of $431,000, or 9.8% compared to $4,420,000 for the first quarter of 2011. Salaries and benefits expense contributed the largest portion of the total increase in non-interest expense increasing $239,000, or 10.0%. A seven person increase in the number of full-time equivalent employees, including the addition of a Chief Information and Technology Officer during the third quarter of 2011, along with promotional and merit increases contributed to the $175,000 increase in salary expense. Payroll related taxes increased $26,000, medical and dental benefit premiums and claims increased $21,000 and retirement plan expense increased $18,000 when comparing the two quarters.

Net occupancy and furniture and fixtures expense increased $54,000, or 7.7%, with the majority of the increase in depreciation expense, common area maintenance adjustments on a couple of leased properties and equipment maintenance costs.

Also contributing to the increase in non-interest expense was a $91,000, or 36.6%, increase in third party services and a $67,000 increase in expenses related to the maintenance of other real estate owned. The increase in third party services relates primarily to ongoing costs associated with the new online and mobile banking system introduced in the third quarter of 2011 and the outsourcing of email services to a third party provider during the second quarter of 2011. Marketing expense increased $26,000, or 14.9%, as a result of an increase in public relations and donations costs.

Partially offsetting these higher costs were reductions in FDIC insurance expense of $82,000, or 31.4%. The decrease in FDIC premium expense was a result of a reduction in the rate charged and a change in the method of calculating the basis of the premium effective as of April 1, 2011.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates nine branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Assets	$882,940	$868,804	$875,211	$839,280	$819,445
Investment securities (AFS & HTM)	351,782	349,418	352,251	327,936	296,312
Loans receivable	479,474	489,936	472,978	475,710	478,394
Allowance for loan losses	(9,456)	(9,241)	(8,867)	(8,850)	(9,192)
Net loans	470,018	480,695	464,111	466,860	469,202
Deposits	764,768	750,712	757,140	719,681	707,406
Demand, non-interest bearing	67,464	66,850	63,674	65,542	61,881
Interest-bearing demand, money market and savings	412,015	398,838	401,233	360,150	353,844
Time	285,289	285,024	292,233	293,989	291,681
Short-term borrowings	22,349	24,021	25,806	30,553	26,033
Long-term debt	20,295	20,299	20,301	20,303	20,306
Shareholders' equity	72,542	70,841	69,445	66,194	62,683

Asset Quality Data (Period End)
Non-accrual loans	$17,064	$18,597	$19,219	$9,455	$10,589
Loans past due 90 days or more and still accruing	171	380	87	10	36
Restructured loans	2,668	2,413	2,650	2,417	2,387
Non-performing loans	19,903	21,390	21,956	11,882	13,012
Other real estate owned and repossessed assets	1,277	826	884	-	-
Non-accrual pooled trust preferred securities	2,054	1,929	1,878	1,962	1,709
Non-performing assets	$23,234	$24,145	$24,718	$13,844	$14,721

Allowance for loan losses	$9,456	$9,241	$8,867	$8,850	$9,192

Non-performing loans / Loans	4.15%	4.36%	4.64%	2.49%	2.72%
Non-performing assets / Assets	2.63%	2.78%	2.82%	1.65%	1.80%
Allowance for loan losses / Loans	1.97%	1.88%	1.87%	1.86%	1.92%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,
For the period:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11

Interest income	$8,633	$8,849	$9,085	$9,188	$9,095
Interest expense	1,827	1,911	2,005	2,037	2,138
Net interest income	6,806	6,938	7,080	7,151	6,957
Provision for loan losses	300	950	650	450	650
Net interest income after provision for loan losses	6,506	5,988	6,430	6,701	6,307
Non-interest income:
Fees for services to customers	339	351	363	347	327
ATM and debit card	364	356	359	366	328
Net gain (loss) on investment securities available-for-sale	389	(30)	(32)	54	(43)
Other	474	457	392	303	328
Total non-interest income	1,566	1,134	1,082	1,070	940
Non-interest expense:
Salaries and employee benefits	2,626	2,543	2,522	2,408	2,387
Net occupancy and furniture and equipment	754	759	705	690	700
FDIC insurance premiums	180	202	41	276	262
Other	1,291	1,274	1,246	1,210	1,071
Total non-interest expense	4,851	4,778	4,514	4,584	4,420
Income before income taxes	3,221	2,344	2,998	3,187	2,827
Provision for income taxes	750	432	676	752	616
Net income	$2,471	$1,912	$2,322	$2,435	$2,211

Share and Per Share Data:
Net income - basic	$0.78	$0.60	$0.74	$0.77	$0.71
Net income - diluted	$0.77	$0.60	$0.73	$0.77	$0.70
Book value	$22.74	$22.32	$21.95	$20.98	$19.94
Cash dividends	$0.26	$0.25	$0.25	$0.25	$0.25
Average common shares outstanding - basic	3,180,903	3,164,710	3,154,529	3,144,935	3,134,449
Average common shares outstanding - diluted	3,192,634	3,178,302	3,168,931	3,161,761	3,145,239

Selected Ratios:
Return on average assets	1.15%	0.87%	1.07%	1.18%	1.11%
Return on average shareholders' equity	14.71%	11.50%	14.31%	15.62%	14.72%
Net interest margin (tax equivalent)	3.53%	3.53%	3.63%	3.84%	3.89%
Efficiency ratio (tax equivalent)	54.48%	55.44%	51.97%	52.50%	52.57%
Average shareholders' equity to total average assets	7.81%	7.58%	7.49%	7.56%	7.55%
Net loan charge-offs	$85	$576	$633	$792	$413
Net loan charge-offs (annualized) / Average loans	0.07%	0.48%	0.53%	0.67%	0.35%

Balance Sheet (Average)
Assets	$865,892	$870,133	$859,434	$826,901	$806,289
Investment securities (AFS & HTM)	339,946	345,698	332,479	305,196	290,523
Loans receivable	482,284	479,076	475,549	477,151	476,699
Deposits	753,948	756,472	744,619	714,628	696,877
Shareholders' equity	67,590	65,974	64,388	62,531	60,896

Contacts:	Thomas J. Bisko, CEO 215-538-5600 x-5612 tbisko@qnb.com	Bret H. Krevolin, CFO 215-538-5600 x-5716 bkrevolin@qnb.com